                                 LOAN AGREEMENT

     This Agreement made as of June 5, 1997, by and between Citizens Bank of Massachusetts (herein "BANK"), and DM Management Company, a Delaware corporation (herein "BORROWER").

                                   WITNESSETH:

     WHEREAS, the BORROWER has requested the BANK to extend credit to it in an aggregate principal amount at any one time outstanding of up to but not exceeding $13,750.000.00 for the purposes of refinancing the indebtedness of the BORROWER under loans from Fleet Bank and providing for the working capital needs of the BORROWER; and

     WHEREAS, the BANK is willing, on the terms provisions and conditions contained herein, to extend credit accommodations;

     NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

     1.01 Capitalized words and phrases in this Agreement shall have the meanings ascribed to them in this Article.

     "ACCOUNTANTS" shall mean the independent certified public accountants of recognized national standing, who are selected and engaged by the BORROWER and who are reasonably satisfactory to the BANK. Any one of the so-called "Big 6" national accounting firms shall be satisfactory to the BANK.

     "ADJUSTED LIBOR RATE" shall mean, for any INTEREST PERIOD, an interest rate per annum determined by the BANK pursuant to the following formula:

                      ADJUSTED LIBOR RATE = LIBOR BASE RATE
                                            ---------------
                                            1.00 - RESERVE RATE

     "ADVANCE(S)" shall mean the amounts loaned by the BANK to the BORROWER under Section 2.01 which shall be either LIBOR RATE ADVANCES or PRIME RATE ADVANCES.

       "ADVANCE FORMULA" shall mean the sum of (A) fifty percent (50%) of the lower of the (i) cost or (ii) market value of ELIGIBLE INVENTORY and (B) One Million Dollars ($1,000,000.00).

     "APPRAISAL" shall mean a written APPRAISAL of the fair market value of the REAL ESTATE as determined by an independent appraiser selected and engaged by the BANK AT THE EXPENSE OF THE BORROWER made within sixty (60) days of the date hereof.

     "AVAILABILITY" shall mean the amount determined by application of the ADVANCE FORMULA.

     "AVAILABILITY PERIOD" shall mean the period commencing on the CLOSING DATE and ending on the TERMINATION DATE.

     "BANK" shall mean Citizens Bank of Massachusetts and is successors and assigns.

     "BANK DEPOSIT" shall mean all sums of money on deposit to the credit of the BORROWER at any bank, trust company, national banking association, savings bank, savings and loan association or similar institution.

     "BANKING DAY" shall mean any BUSINESS DAY on which banks are open for business in Boston, Massachusetts.

     "BANK'S OFFICE" shall mean the office of the BANK located at 55 Summer Street, Boston, Massachusetts 02110 or such other office of the BANK as the BANK shall, from time to time, designate by notice to the BORROWER.

     "BORROWER" is defined in the Recitals.

     "BORROWING" shall mean the making of an ADVANCE.

     "BORROWING DATE" shall mean that date on which an ADVANCE is made.

     "BORROWING REQUEST" shall mean a request by the BORROWER for a BORROWING.

     "BUSINESS DAY" shall mean a calendar day other than (a) a Saturday, Sunday or legal holiday in The Commonwealth of Massachusetts, and (b) a calendar day on which banks are not authorized to be open for business in Boston, Massachusetts.

     "CAPITALIZED LEASE OBLIGATION(S)" shall mean all rental obligations which, under GAAP, are required to be capitalized on the books of the BORROWER in each case taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with GAAP.

     "CATALOG(S)" shall mean the CATALOGS and other written offerings of INVENTORY made by the BORROWER to the general public from time to time and all rights therein.

     "CLOSING" is defined in Article XVI.

     "CLOSING DATE" shall mean the date, on or before September 21, 1997 on which each of the conditions precedent specified herein for the Closing hereof have been satisfied and a Closing is held.

     "CODE" shall mean the Internal Revenue Code of 1986, as amended, supplemented or modified from time to time, and all regulations issued thereunder.

     "COLLATERAL" shall mean all of BORROWER'S personal property, tangible or intangible, including without limitation all accounts, BANK DEPOSITS, DOCUMENTS, INVENTORY, general intangibles, equipment, contracts, CUSTOMER

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LISTS, INVESTMENT PROPERTY, LEASES, EQUIPMENT, CATALOGS, rights to the trademarks "Nicole Summers" and "J. Jill, Ltd.", and other property described in the SECURITY AGREEMENT, whether now existing or hereafter arising or acquired and wherever located, and all proceeds thereof, including, without limitation, all proceeds of fire and other insurance.

     "CONTINGENT OBLIGATION" shall mean any undertaking by the BORROWER guaranteeing or in effect guaranteeing any indebtedness, leases, dividends or other obligations for borrowed money ("PRIMARY OBLIGATIONS") of any other PERSON in any manner, whether directly or indirectly, including, without limitation, any obligations, whether or not contingent: (a) to purchase any such PRIMARY OBLIGATION or any property constituting direct or indirect security therefor;
(b) to advance or supply funds(i) for the purchase or payment of any such PRIMARY OBLIGATIONS; or (ii) to maintain working capital or equity capital of such PERSON or otherwise to maintain the net worth or solvency of such PERSON;
(c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such PRIMARY OBLIGATION of the ability of such PERSON to make payment of such PRIMARY OBLIGATION; or (d) otherwise to assure or hold harmless the owner of such PRIMARY OBLIGATION against loss in respect thereof; provided, however, that the term "CONTINGENT OBLIGATION" shall not include endorsements of instruments for deposit or collection in the ordinary course of business.

     "CONTROL AGREEMENT" shall mean a certain agreement of even date herewith by and between the BANK, the BORROWER and Fleet Bank of Massachusetts, N.A. with respect to the FLEET INVESTMENT PROPERTY.

     "CONVERSION DATE" shall mean any date on which pricing of the TERM LOAN or REAL ESTATE LOAN shall change by reason of an election by the BORROWER or a provision of the Agreement.

     "COST OF FUNDS REDEPLOYMENT" is defined in Section 7.23.

     "CREDIT BALANCE" shall mean the aggregate unpaid amount of ADVANCES outstanding from time to time.

     "CURRENT DEBT" shall mean, at any time, the whole or any portion of any obligation for borrowed money (and notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money) payable on demand or within a period of one (1) year.

     "CURRENT FINANCIALS" are described in Section 9.10 hereof.

     "CUSTOMER LISTS" shall mean each and all of the mailing lists to which CATALOGS are sent from time to time which BORROWER represents to BANK are proprietary to it regardless of the media on which the same are stored.

     "DEBT SERVICE COVERAGE" shall mean the ratio of (A) the aggregate of the net earnings of BORROWER before interest expense, taxes, depreciation and amortization, but specifically including interest income; (i) less UNFINANCED CAPITAL EXPENDITURES less (ii) SHAREHOLDER PAYMENTS; less (iii) taxes paid in cash; to (B) the aggregate of (i) interest paid and (ii) the amounts of all maturities of Long Term Debt falling due in the twelve (12) month period succeeding the calculation date, including principal payments due on the Loans hereunder. Long Term Debt is amounts due in whole or in part more than 12 months after the incurring thereof;

however, for the purposes of calculating this covenant the REVOLVING LOANS are specifically excluded from Long Term Debt.

     "DEFAULT" shall mean the occurrence of an event which with the passage of time or the requiring of the giving of notice, or both, may become an EVENT OF DEFAULT.

     "DOCUMENTS" shall mean a document of title as defined in the UCC.

     "DOLLARS" or "$" shall mean lawful currency of the United States of America.

     "ELIGIBLE INVENTORY" shall mean those items of BORROWER'S INVENTORY which
(i) are finished, first quality and new goods on hand in BORROWER'S possession on its premises, ready for sale in the ordinary course of BORROWER'S business, and (ii) have been offered for sale in a CATALOG within the last twelve (12) months from the date of determination.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, supplemented or modified from time to time, and all regulations issued thereunder.

     "EVENT OF DEFAULT" is defined in Article XII.

     "ENVIRONMENTAL LAW(S)" shall mean any and all present and future federal, state and local laws, rules and regulations, and any orders and decrees, in each case as now or hereafter in effect, relating to the regulation or protection of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or toxic (all as defined in such applicable laws, rules and regulations) or HAZARDOUS MATERIAL into the environment.

     "EQUIPMENT" shall mean and include, without limitation, all of BORROWER'S tangible personal property utilized in the conduct of BORROWER'S business, all replacements and substitutions therefor, and all accessions thereto, and including, without in any way limiting the generality of the foregoing, all of BORROWER'S machinery, equipment, furniture, trade fixtures and motor vehicles, but excluding therefrom INVENTORY, as said term is defined in the CODE.

     "EXCESS CASH FLOW" shall mean funds obtained from sources other than borrowings.

     "FINANCING AGREEMENTS" shall mean, collectively, this Loan Agreement, the REVOLVING NOTE, the TERM NOTE, the INTERIM NOTE, the REAL ESTATE NOTE, the REAL ESTATE MORTGAGE, the CONTROL AGREEMENT, each L/C APPLICATION, the SECURITY AGREEMENT, and all other agreements executed and delivered by the BORROWER hereunder, including any additional agreements granting a LIEN, and all other agreements of every kind and nature now or hereafter in force between the BANK and the BORROWER relating to the OBLIGATIONS, as the same may, from time to time, be amended or supplemented.

     "FISCAL YEAR" shall mean the fiscal year of the BORROWER.

     "FLEET INVESTMENT PROPERTY" shall mean the INVESTMENT PROPERTY currently held by Fleet Bank of Massachusetts, N.A. in account number 0123680070 and all additions thereto and substitutions thereof.

     "GAAP" shall mean generally accepted accounting principles as in effect from time to time and applied with respect to the preparation of financial statements.

     "GENERAL INTANGIBLES" shall mean the BORROWER'S general intangibles, as defined in the CODE, and all proceeds thereof, and shall also include goodwill, trade secrets, computer programs, CUSTOMER LISTS, trade names, trademarks, patents, rights to tax refunds of every kind and nature and proceeds of each of the foregoing.

     "HAZARDOUS MATERIAL" shall mean any chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated under any ENVIRONMENTAL LAW.

     "INDEBTEDNESS" shall mean, at any time, all items which would, in conformity with GAAP, be classified as liabilities on a consolidated balance sheet of BORROWER as at such time, and in any event including (a) indebtedness arising under acceptance facilities, and (b) all liabilities secured by any LIEN on any property even though the owner of such property has not assumed or otherwise become liable for the payment thereof.

     "INTEREST PAYMENT DATE" shall mean:

     (a) With respect to PRIME RATE ADVANCES, the last day of each month, commencing with the last day of the month in which the first PRIME RATE ADVANCE is made.

     (b) With respect to LIBOR RATE ADVANCES:

            (i)  the last day of each INTEREST PERIOD; and

            (ii) if the applicable INTEREST PERIOD is more than three months, the last day of each three-month period during such INTEREST PERIOD.

     (c) With respect to the TERM LOAN, the day of each quarterly payment of principal, commencing with September 5, 1997.

     (d) With respect to the REAL ESTATE LOAN, the last day of each monthly payment of principal, commencing with the first such payment.

     (e) With respect to the INTERIM LOAN, at the MATURITY DATE thereof.

     "INTEREST PERIOD" shall mean:

     (a) With respect to each LIBOR RATE ADVANCE: (i) initially, the period (A) commencing on the BORROWING DATE of such ADVANCE, and (B) ending one, two, three or six months thereafter, as the case may be, as determined in accordance with the provisions of this Agreement; and (ii) thereafter, each subsequent INTEREST PERIOD for such LIBOR RATE ADVANCE shall begin on the last day of the immediately preceding INTEREST PERIOD and shall end one, two, three or six months thereafter, as the BORROWER may select pursuant to Section 2.01; provided that (A) any INTEREST PERIOD which would otherwise end on a day which is not a BANKING DAY shall end and the next INTEREST PERIOD shall commence on the next preceding day which is a BANKING DAY as determined conclusively by the BANK in accordance with the then current bank practices in London, England, and (B) any INTEREST PERIOD for a LIBOR RATE ADVANCE that would otherwise extend beyond the TERMINATION DATE shall end on the TERMINATION DATE.

     (b) With respect to each PRIME RATE ADVANCE: the entire period during which such advance is unpaid.

     (c) With respect to the TERM LOAN and the REAL ESTATE LOAN with respect to any period when LIBOR RATE PRICING is not in effect, the entire period during which any pricing other than LIBOR RATE PRICING is in effect.

     (d) With respect to the TERM LOAN and the REAL ESTATE LOAN with respect to any period that LIBOR RATE PRICING is in effect: (i) initially, the period (A) commencing on the BORROWING DATE of such period, and (B) ending one, two, three or six months thereafter, as the case may be, as determined in accordance with the provisions of this Agreement; and (ii) thereafter, each subsequent INTEREST PERIOD for such LIBOR RATE PRICING shall begin on the last day of the immediately preceding INTEREST PERIOD and shall end one, two, three or six months thereafter, as the BORROWER may select pursuant to Section 2.01; provided that (A) any INTEREST PERIOD which would otherwise end on a day which is not a BANKING DAY shall end and the next INTEREST PERIOD shall commence on the next preceding day which is a BANKING DAY as determined conclusively by the BANK in accordance with the then current bank practices in London, England, and (B) any INTEREST PERIOD during which LIBOR RATE PRICING is in effect that would otherwise extend beyond the MATURITY DATE of said loan shall end on the TERMINATION DATE.

     "INTERIM LOAN" shall mean the loan to be made by the BANK to the BORROWER pursuant to Article V hereof.

     "INTERIM NOTE" shall mean a promissory note dated as at the date of the closing in the face amount provided in Section 5.02 hereof issued by the BORROWER to the order of the BANK and evidencing the obligation to repay the INTERIM LOAN. The INTERIM NOTE shall be in substantially the form of Exhibit 1.01A hereto.

     "INVENTORY" shall mean all of BORROWER'S inventory, merchandise, finished inventory and all other tangible personal property held by BORROWER for sale or lease, furnished or to be furnished under contracts of service, or used or consumed in BORROWER'S business, including the rights of the BORROWER in INVENTORY in transit.

     "INVENTORY COST" shall mean the cost of INVENTORY to the BORROWER computed in accordance with GAAP.

     "INVESTMENT PROPERTY" shall mean all of BORROWER'S securities, securities entitlements and securities accounts.

     "LEASE(S)" shall mean any right of BORROWER to use real or personal property which property is owned by another.

     "L/C APPLICATION" shall mean the BANK'S standard form of letter of credit application and reimbursement agreement from time to time.

     "L/C BALANCE shall mean the aggregate undrawn, uncanceled portions of all LETTER(S) OF CREDIT outstanding from time to time and at any time.

     "L/C COMMITMENT AMOUNT" shall mean Two Million Five Hundred Thousand Dollars ($2,500,000.00).

     "LETTER(S) OF CREDIT" shall mean LETTER(S) OF CREDIT issued by the BANK for the account of the BORROWER, payable on sight to a beneficiary who is a supplier of goods to the BORROWER, which goods upon acquisition by, and delivery to, the BORROWER, will be ELIGIBLE INVENTORY and which LETTER(S) OF CREDIT require the delivery and presentation to BANK at the BANK'S OFFICE of DOCUMENTS reflecting a sale of such goods to the BORROWER, as a condition of BANK'S payment thereon.

       "LIBOR BASE RATE" shall mean, with respect to any LIBOR RATE ADVANCE for any INTEREST PERIOD, the rate per annum determined by the BANK to be the rate at which deposits in DOLLARS are offered to BANK in the London Interbank Market at approximately 10:00 a.m. (Boston time) two BUSINESS DAYS prior to the first day of such INTEREST PERIOD for delivery on the first day of such INTEREST PERIOD for a period equal to such INTEREST PERIOD and in an amount substantially equal to the principal amount of the BORROWING of which such LIBOR RATE ADVANCE or LIBOR RATE ELECTION is a part.

     "LIBOR MARGIN" shall mean one and one half percent 1.5% per annum.

     "LIBOR RATE" shall mean, with respect to any INTEREST PERIOD for each LIBOR RATE ADVANCE, an interest rate per annum equal at all times during such INTEREST PERIOD to the sum of (i) the ADJUSTED LIBOR RATE and (ii) the LIBOR MARGIN.

     "LIBOR RATE ADVANCE(S)" shall mean any ADVANCE, the interest rate on which is calculated by reference to the LIBOR RATE.

     "LIBOR RATE PRICING" shall mean any election of the BORROWER to pay or to continue to pay the LIBOR RATE for any INTEREST PERIOD with respect to the TERM LOAN and/or REAL ESTATE LOAN.

     "LIEN" shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other) or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing.

     "LOAN ACCOUNT" shall mean the account or accounts on the books of BANK in which will be recorded REVOLVING LOANS, ADVANCES and any other extensions of credit made by BANK to the BORROWER pursuant to Article II hereof, payments made on such REVOLVING LOAN(S) and any other appropriate debits and credits as provided by the FINANCING AGREEMENTS.

     "LOANS" shall mean collectively any and all of the REVOLVING LOAN(S), the INTERIM LOAN, the TERM LOAN and the REAL ESTATE LOAN.

     "MARGIN-STOCK" shall have the meaning set forth in Regulation U (12 CFR
221) of the Board of Governors of the Federal Reserve System.

     "MATURITY DATE" shall mean June 1, 2002.

     "MULTIEMPLOYER PLAN" shall mean a PLAN which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

     "OBLIGATIONS" shall mean all LOANS, ADVANCES, indebtedness, liabilities, and amounts, liquidated or unliquidated, owing from the BORROWER to the BANK, at any time, and arising under the FINANCING AGREEMENTS, absolute or contingent, due or to become due, now existing or hereafter arising or contracted. Said term shall also include all interest, fees and other charges chargeable to the BORROWER or due from the BORROWER to the BANK from time to time hereunder and also all covenants, agreements or undertakings of the BORROWER to the BANK whether for the payment of money or otherwise arising under the FINANCING AGREEMENTS.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to ERISA.

     "PERSON" shall mean any individual, corporation (including a business trust), partnership, trust, unincorporated association, joint stock company or other legal entity or organization and any government or agent or political subdivision thereof.

     "PLAN" shall mean any plan of a type described in Section 4021(a) of ERISA in respect of which the BORROWER is an "employer" as defined in Section 3(5) of ERISA.

     "PRIME RATE" shall mean the annual rate of interest announced by the BANK in Boston from time to time, as its "Prime Rate".

     "PRIME RATE ADVANCE(S)" shall mean an ADVANCE, the interest rate on which is calculated by reference to the PRIME RATE.

     "PRIME RATE PRICING" shall mean any election of the BORROWER to pay the PRIME RATE for any INTEREST PERIOD with respect to the TERM LOAN and/or REAL ESTATE LOAN or pricing at the PRIME RATE in default of such election.

     "REAL ESTATE" shall mean the real property located in Meredith, N.H. at which the BORROWER maintains a distribution facility and commonly known and numbered as One Winterbrook Way.

     "REAL ESTATE CLOSING" shall mean the date of the closing of the REAL ESTATE LOAN which shall occur, no later than sixty (60) days subsequent to the CLOSING DATE upon satisfaction of the condition precedent thereto.

     "REAL ESTATE LOAN" shall mean the loan to be made by the BANK to the BORROWER pursuant to Article VI hereof.

     "REAL ESTATE LOAN BALANCE" shall mean the outstanding unpaid balance from time to time owed with respect to the REAL ESTATE LOAN

     "REAL ESTATE MORTGAGE" shall mean a mortgage of the REAL ESTATE granted by the BORROWER to the BANK securing repayment of the OBLIGATIONS including without limitation the REAL ESTATE NOTE, which MORTGAGE shall include without limitation:
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

     (a) A first security interest in the BORROWER'S equipment and fixtures from time to time located at the REAL ESTATE, and in addition to the foregoing, all contract rights, accounts, general intangibles and other personal property now owned or hereafter acquired relating thereto.

     (b) A first lien by assignment of the rents, leases and profits which may from time to time be realized in connection with the REAL ESTATE. This assignment shall call for exercise by the BANK only upon the occurrence of an EVENT OF DEFAULT by BORROWER.

     "REAL ESTATE NOTE" shall mean the promissory note dated as at the date of the REAL ESTATE CLOSING in the face amount provided in Section 6.02 hereof issued by the BORROWER to the order of BANK and evidencing the obligation to repay the REAL ESTATE LOAN. The REAL ESTATE NOTE shall be in substantially the form of Exhibit 1.01.B.

     "REPORTABLE EVENT" shall mean any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder.

     "RESERVE RATE" shall mean the rate (expressed as a decimal) at which the BANK would be required to maintain reserves under Regulation D (or its equivalent) of the Board of Governors of the Federal Reserve System against Eurocurrency Liabilities if such liabilities were outstanding. The ADJUSTED LIBOR RATE shall be adjusted automatically on and as of the effective date of any change in the RESERVE RATE, and the rate of interest thereby effected shall simultaneously change.

     "REVOLVING CREDIT COMMITMENT AMOUNT" shall mean the sum of Six Million Dollars ($6,000,000.00).

     "REVOLVING LOAN(S)" shall mean the ADVANCES.

     "REVOLVING NOTE" shall mean a promissory note in the face amount of REVOLVING CREDIT COMMITMENT AMOUNT issued by the BORROWER to the order of the BANK and evidencing the obligation to repay the REVOLVING LOAN. The REVOLVING NOTE shall be substantially in the form of Exhibit "1.01.C".

     "SECURITY AGREEMENT" shall mean a Security Agreement in substantially the form of Exhibit "1.01.D", duly executed and delivered by the BORROWER, to the BANK granting a security interest in all of the assets of the BORROWER, including, without limitation, the COLLATERAL and securing the payment and performance of the OBLIGATIONS as provided in Article VIII hereof.

     "SHAREHOLDER PAYMENTS" shall mean any payment or distribution to or for the benefit of any holder of any class of capital stock of BORROWER with respect to such capital stock, directly or indirectly, whether in cash or in kind, including, without limitation, dividends or payments in redemption or retirement of any stock.

     "TANGIBLE NET WORTH" shall mean the net worth of the BORROWER including any "Deferred Tax Asset" but excluding all other GENERAL INTANGIBLES.

     "TERMINATION DATE" shall mean June 1, 1999.

     "TERM LOAN" shall mean that certain loan made by BANK to BORROWER in the principal amount of Three Million Six Hundred Thousand Dollars ($3,600,000.00) payable on the MATURITY DATE evidenced by the TERM NOTE as provided in Article IV hereof.

     "TERM LOAN BALANCE" shall mean the outstanding unpaid balance from time to time owed with respect to the TERM LOAN.

     "TERM NOTE" shall mean a promissory note in the face amount of Three Million Six Hundred Thousand Dollars ($3,600,000.00) issued by the BORROWER dated as at the date of the Closing to the order of the BANK evidencing the obligation to repay the TERM LOAN. The TERM NOTE shall be substantially in the form of Exhibit "1.01.E".

     "TREASURY BASE RATE" shall mean the annual rate of interest equal to the yield of United States Treasury securities with a three (3) year maturity with respect to the REAL ESTATE LOAN and a five (5) year maturity with respect to the TERM LOAN as determined by the BANK.

     "TREASURY MARGIN" shall mean one and one-half percent (1.5%).

     "TREASURY RATE" shall mean with respect to any INTEREST PERIOD an interest rate per annum equal at all times during said INTEREST PERIOD to the sum of (i) the TREASURY BASE RATE and (ii) the TREASURY MARGIN.

     "TREASURY RATE PRICING" shall mean any election of the BORROWER to pay the TREASURY RATE for any INTEREST PERIOD with respect to the TERM LOAN and/or the REAL ESTATE LOAN.

     "UCC" shall mean the Uniform Commercial Code as in effect in The Commonwealth of Massachusetts, as amended from time to time.

     "UNFINANCED CAPITAL EXPENDITURES" shall mean capital expenditures minus new long term indebtedness issued during the applicable period plus the aggregate amount of all long term indebtedness prepaid during such period.

     1.02 All terms defined in the UCC and used in this Agreement, and not otherwise defined herein, shall have the meaning ascribed to them in the UCC.

     1.03 All accounting terms used in this agreement, including, without limitation, "net worth", "current assets", "current liabilities", "liabilities", "net income", "income" and "expense" shall, except as otherwise specifically provided herein, be determined in accordance with GAAP.

                                   ARTICLE II

                                 REVOLVING LOANS

     2.01 Subject to, and upon the terms and conditions herein provided, during the AVAILABILITY PERIOD, the BANK agrees to make ADVANCES to the BORROWER so long as (A) after giving effect to the making of each ADVANCE, then the CREDIT BALANCE does not exceed the lesser of REVOLVING CREDIT COMMITMENT AMOUNT or AVAILABILITY and (B) at the time of such ADVANCE the conditions specified in
Section 2.08 have been and remain fulfilled.

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

     2.02 Whenever the BORROWER wishes to request the making of ADVANCE hereunder, the BORROWER shall make such borrowing request in writing, which shall be substantially in the form of Exhibit "2.02", and shall deliver the same to the BANK not later than 12:00 noon (Boston time) two (2) BUSINESS DAYS prior to the BORROWING DATE specified therein if the ADVANCE is to be a LIBOR RATE ADVANCE, and not later than 12:00 noon (Boston time) on the BORROWING DATE (followed by written certification within two (2) BUSINESS DAYS thereafter), if the ADVANCE is to be a PRIME RATE ADVANCE).

     2.03 Each BORROWING REQUEST for an ADVANCE pursuant to Section 2.02 shall specify the proposed BORROWING DATE, the aggregate amount of the proposed ADVANCE, whether such ADVANCE will be a PRIME RATE ADVANCE or a LIBOR RATE ADVANCE and, in the case of a LIBOR RATE ADVANCE, the initial INTEREST PERIOD with respect thereto.

     2.04 The BANK will credit the amount of each ADVANCE to a demand deposit account maintained by the BORROWER.

     2.05 The debit balance of the LOAN ACCOUNT shall reflect the amount the BORROWER'S indebtedness to the BANK from time to time by reason of ADVANCES and any other appropriate charges under the FINANCING AGREEMENTS. At least once each month the BANK shall render to the BORROWER a statement of account showing as of its date the debit balance on the LOAN ACCOUNT which, unless within thirty (30) days of such date, notice to the contrary is received by the BANK from the BORROWER, shall be considered correct and accepted by the BORROWER and conclusively binding upon it absent manifest error.

     2.06 No ADVANCE will be made on or after the TERMINATION DATE.

     2.07 All OBLIGATIONS arising under and by reason of this Article II shall be paid in full, without notice or demand, on the TERMINATION DATE or upon earlier acceleration, notwithstanding any provisions of the REVOLVING NOTE or other instrument evidencing any part of the same.

     2.08 No ADVANCES will be made nor any LETTERS OF CREDIT issued, nor the INTERIM LOAN, REAL ESTATE LOAN or TERM LOAN made, unless each of the following conditions shall have been and remain fulfilled as of the date of the CLOSING, and as to the REAL ESTATE LOAN, as of the date of the REAL ESTATE CLOSING:

     (a) All conditions precedent as set forth in Article XV shall have been and remain fulfilled.

     (b) No EVENT OF DEFAULT shall have occurred and be continuing, nor shall a DEFAULT have occurred and be continuing.

     (c) The warranties and representations set forth in Article IX hereof shall be true and correct, in all material respects, as of the date they were made and, except to the extent that written notice of a change thereof shall have been given by the BORROWER to the BANK, and such change would not constitute a default or event of default pursuant to Section 12.01(e) on the date of the BORROWING REQUEST.

     2.09 All ADVANCES and repayments of principal of the PRIME RATE ADVANCES shall be in integral multiples of Ten Thousand Dollars ($10,000.00). All

LIBOR RATE ADVANCES shall be in the minimum amount of Five Hundred Thousand Dollars ($500,000.00) and in integral multiples of One Hundred Thousand Dollars ($100,000.00).

     2.10 If at any time the CREDIT BALANCE exceeds the REVOLVING CREDIT COMMITMENT AMOUNT or AVAILABILITY, BORROWER shall forthwith pay to the BANK such amount as may be necessary to reduce the CREDIT BALANCE to the lesser of the COMMITMENT AMOUNT or AVAILABILITY.

     2.11 During the AVAILABILITY PERIOD, BORROWER may repay, in whole or in part, without penalty, the outstanding principal of the PRIME RATE ADVANCES. Such repayment may be effected by a new BORROWING subject to the provisions of this Article II.

     2.12 Notwithstanding the provisions of this Article II, the BANK, in its discretion, may make ADVANCES in excess of the REVOLVING CREDIT COMMITMENT AMOUNT or AVAILABILITY.

     2.13 The obligation of the BORROWER to repay the REVOLVING LOANS with interest thereon is and shall be evidenced by the REVOLVING NOTE.

     2.14 Prior to the TERMINATION DATE, all LIBOR RATE ADVANCES shall be repaid in full at the end of each applicable INTEREST PERIOD. Such repayment may be effected by a new BORROWING.

     2.15 A request by the BORROWER for a LIBOR RATE ADVANCE shall be irrevocable.

     2.16 The initial BORROWING shall be in the form of the making of ADVANCE(S) pursuant to Section 2.01 in an aggregate principal amount which, when taken together with the proceeds of the TERM LOAN and the INTERIM LOAN will be at least equal to the aggregate outstanding principal amount of loans under existing agreements with Fleet Bank. Such proceeds of such initial ADVANCE(S) and of the TERM LOAN and of the INTERIM LOAN shall forthwith be applied to repay in full all such outstanding loans or at BANK'S election may be advanced directly to Fleet Bank of Massachusetts, N.A. The proceeds of all subsequent ADVANCES shall be applied for the working capital needs of the BORROWER.

     2.17 At least once each consecutive twelve (12) month period commencing with the date hereof, the BORROWER shall fully repay the REVOLVING LOANS which repayment shall not be effected by BORROWING, and BORROWER shall not effect or permit any ADVANCE for a period of thirty (30) consecutive days thereafter within said twelve (12) month period.

                                   ARTICLE III

                                LETTERS OF CREDIT

     3.01 Subject to and upon the terms and conditions herein provided, during the AVAILABILITY PERIOD, the BANK shall issue LETTERS OF CREDIT so long as: (A) After giving effect to each such issuance, the L/C BALANCE does not exceed the L/C COMMITMENT AMOUNT; (B) All conditions specified in Section 2.08 shall have been fulfilled; (C) BORROWER shall have delivered to the BANK (i) an L/C APPLICATION, duly completed and executed, or a facsimile application followed up by the original Documents received by the BANK within Three (3) BUSINESS DAYS thereafter, ( ii) such other accompanying documentation as the BANK shall require, and (iii) an amount equal to BANK'S then customary letter of credit application fee and other fees, which amounts shall be non-refundable. The face amount of any LETTER OF CREDIT shall not exceed the purchase price of the INVENTORY purchased therewith and covered by the document relating thereto.

     3.02 No LETTER OF CREDIT shall be issued after the TERMINATION DATE. No LETTER OF CREDIT to be issued hereunder shall permit a draft to be presented thereunder after the earlier of (A) 180 days after the date of issue thereof or
(b) three (3) BANKING DAYS before the TERMINATION DATE.

     3.03 Each LETTER OF CREDIT shall be in such form, contain such terms and support such transactions as shall be satisfactory to the Bank consistent with its then current practices.

     3.04 The BORROWER hereby agrees to indemnify and hold harmless the BANK from and against any and all claims and damages, losses, liabilities, costs or expenses which the BANK may incur (or which may be claimed against the Bank by any PERSON whatsoever) by reason of or in connection with the execution and delivery or transfer of, or payment or refusal to pay, under any LETTER OF CREDIT; provided that the BORROWER shall not be required to indemnify the BANK for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence or bad faith, the BANK in determining whether a request presented under any LETTER OF CREDIT complied with the terms of such LETTER OF CREDIT or (y) the BANK'S failure to pay under any LETTER OF CREDIT after the presentation to it of DRAFT and DOCUMENTS strictly complying with the terms and conditions of such LETTER OF CREDIT. Nothing in this Section is intended to limit the other obligations of the BORROWER or the BANK under this Agreement.

     3.05 Notwithstanding the provisions of Sections 3.01, BANK in its discretion may issue LETTERS OF CREDIT such that the L/C BALANCE exceeds the L/C COMMITMENT AMOUNT.

                                   ARTICLE IV

                                    TERM LOAN

     4.01 At the CLOSING, if all of the conditions specified in Article XV and
Section 2.08 shall have been fulfilled, BANK shall lend to BORROWER the principal sum of Three Million Six Hundred Thousand Dollars ($3,600,000.00) as the TERM LOAN.

     4.02 Until the earliest to occur of (i) the MATURITY DATE, (ii) or, (ii) acceleration upon the occurrence of an EVENT OF DEFAULT; the principal amount of the TERM LOAN shall be repaid in consecutive quarterly installments of One Hundred and Eighty Thousand Dollars ($180,000.00) each commencing on September 2, 1997, with a final payment of the TERM LOAN BALANCE due on the MATURITY DATE.

     4.03 The obligation of BORROWER to repay the TERM LOAN with interest thereon shall be evidenced by the TERM NOTE.

     4.04 (a)The proceeds of the TERM LOAN shall be used to pay now existing obligation of the BORROWER to Fleet Bank of Massachusetts, N.A.

     4.05 The entire TERM LOAN will be subject to "PRIME RATE PRICING" or at BORROWER'S election as provided below, "LIBOR RATE PRICING" or the TREASURY RATE PRICING as follows:

     (a) If the BORROWER wishes to convert the TERM LOAN from PRIME RATE PRICING or what would be PRIME RATE PRICING but for an election as provided herein to LIBOR RATE PRICING or if BORROWER wishes to continue to pay interest at the LIBOR RATE after the end of a current INTEREST PERIOD as the case may be, BORROWER shall give an irrevocable request to the BANK which must be received by the BANK not later than 10:00 a.m., Boston time, two (2) BANKING DAYS before the desired CONVERSION DATE, or the last day of any current INTEREST PERIOD requesting that interest rate be so converted to or continued as the case may be and the requested CONVERSION DATE if the requirement is to convert from PRIME RATE PRICING. The request shall specify the duration of the INTEREST PERIOD applicable to the conversion or continuance.

     (b) If the BORROWER wishes to convert the TERM LOAN from PRIME RATE PRICING or LIBOR RATE PRICING to TREASURY RATE PRICING, BORROWER shall give an irrevocable request to the BANK which must be received by the BANK not later than 10:00 a.m., Boston time, two (2) BANKING DAYS before the desired CONVERSION DATE, or the last day of any current INTEREST PERIOD requesting that interest rate be so converted and the requested CONVERSION DATE if the request is to convert from PRIME RATE PRICING. Notwithstanding any other provision hereof, once TREASURY RATE PRICING is elected, it shall be for the balance of the term of the TERM LOAN.

     (c) No such election to pay any rate other than the PRIME RATE shall be given effect if on the date of election or the date on which such election would be given effect, there exists any DEFAULT or EVENT OF DEFAULT.

                                    ARTICLE V

                                THE INTERIM LOAN

     5.01 At the CLOSING, if all of the conditions of Article XV and Section
2.08 shall have been satisfied, the BANK agrees to loan to the BORROWER as the INTERIM LOAN that sum necessary to pay-off the current mortgage loan to the BORROWER from Fleet Bank of Massachusetts, N.A. with respect to the REAL ESTATE.

     5.02 The principal amount of the INTERIM LOAN shall not exceed One Million Six Hundred Fifty Thousand Dollars ($1,650,000.00).

     5.03 Interest on the INTERIM LOAN shall be at the PRIME RATE.

     5.04 The INTERIM LOAN shall be paid in full sixty (60) days from the CLOSING DATE.

     5.05 The obligation to pay the INTERIM LOAN shall be evidenced by the INTERIM NOTE.

                                   ARTICLE VI

                                REAL ESTATE LOAN

     6.01 Subject to the terms, provisions and conditions hereof and provided that no DEFAULT or EVENT OF DEFAULT shall have occurred, the BANK agrees to make the REAL ESTATE LOAN to BORROWER in accordance with the terms, provisions and conditions set forth below.

     6.02 The amount of the REAL ESTATE LOAN shall be the lesser of (i) One Million Six Hundred Fifty Thousand Dollars ($1,650,000.00) or (ii) 75% of the appraised value of the REAL ESTATE as determined as determined by the APPRAISAL.

      6.03 The proceeds of the REAL ESTATE LOAN shall be applied solely to payment of the INTERIM NOTE in whole or in part.

     6.04 Payment of the REAL ESTATE LOAN shall be effected in fifty-nine (59) consecutive monthly payments in the principal amount of Nine Thousand One Hundred Sixty-Seven Dollars ($9,167.00) and a final payment equal to the then REAL ESTATE LOAN BALANCE. If the principal amount of the REAL ESTATE LOAN shall be less than One Million Six Hundred Fifty Thousand Dollars ($1,650,000.00), the regular monthly payments shall be in the amount of One One Hundred Eightieth (1/180) of said principal amount.

     6.05 The obligation of the BANK to make the REAL ESTATE LOAN is subject to satisfaction by the BANK of each of the following:.

      (a) The BANK shall have received the APPRAISAL.

     (b) The BANK shall have been furnished with a satisfactory survey of the REAL ESTATE depicting the following: that the bounds and measurements shown on the plan are substantially correct, that the title lines and actual lines of possession are the same; the location of all means of ingress to and egress from the REAL ESTATE; the actual and/or plan location of all utilities services from the REAL ESTATE to the nearest public road or right-of-way, and if from the REAL ESTATE to the public right-of-way they pass over land owned by others, said passage shall be by means of valid, recorded easement not subject to divestiture; the bounds of any areas submitted to the Federal Flood Disaster Protection Act and any other area restricting use; the location of all easements and takings affecting the REAL ESTATE; and depicting that no encroachment over any property lines or over any easements, servitudes or rights-of-way exist. The survey shall have been certified to by a licensed professional engineer reasonably acceptable to the BANK.

     (c) The BANK shall have been furnished with a certificate of a licensed professional engineer satisfactory to the BANK certifying to the following: (1) That the utilities services, storm drainage and sewage facilities are sufficient to adequately service the REAL ESTATE; (2) the REAL ESTATE and its current use comply with all applicable zoning, building code, health, fire, safety and environmental statutes, codes, bylaws and regulations.

     (d) There shall have been delivered to the BANK the opinions of BORROWER'S counsel relating to (i) due authorization, enforceability, non-contravention absence of litigation; (ii) zoning and land use; (iii) such other matters (not including compliance with ENVIRONMENTAL LAWS) as the BANK shall reasonably require.

     (e) The BANK shall have received satisfactory reports from acceptable, qualified professionals indicating on the basis of soils tests and other tests and inspections that the REAL ESTATE complies with ENVIRONMENTAL LAWS and areas adjacent thereto are free from hazardous materials, hazardous wastes, asbestos, PCB's or toxic substances and that the REAL ESTATE has not been used as a dump site for oil, hazardous materials, hazardous wastes, asbestos, PCB's or toxic substances or otherwise used in such a manner which would cause the likelihood of incurring any liability under Federal or state legal requirements regarding oil, hazardous materials, hazardous wastes or toxic substances. Without limitation, the REAL ESTATE MORTGAGE shall contain a provision whereby BORROWER shall be obligated to immediately contain and remove any hazardous waste and toxic substances found on the REAL ESTATE. In addition, it shall be an event of default under the REAL ESTATE MORTGAGE if BORROWER shall fail to obtain a satisfaction of any "Notice of Violation" ("NOV") within 60 days after the issuance thereof or if any "Superlien" claim is filed against the REAL ESTATE under the Superfund Act.

     (f) The REAL ESTATE MORTGAGE shall have been insured by a title insurer acceptable to the BANK, which policy shall comply with the following: it shall be in the standard ALTA form; there shall be no exceptions for survey, easements or other use restrictions not shown on the survey which are acceptable to the BANK; there shall be no inspection exceptions except in respect to improvements thereafter added; the standard form so-called pending disbursement exception shall be permitted; and there shall be no other exceptions which in the opinion of counsel to the BANK may have an adverse effect upon the use of all or any portion of the REAL ESTATE as contemplated.

     (g) The conditions specified in Article XV and Section 2.08 shall have been, and remain, fulfilled.

     (h) There shall be delivered to the BANK an insurance policy, including liability and extended coverage, in amounts satisfactory to the BANK and first payable to the BANK as mortgagee. The BANK shall have been furnished with evidence that flood insurance is not required for the REAL ESTATE under the Federal Flood Disaster Protection Act. In the event that flood insurance is required, flood insurance written by a company satisfactory to the BANK and in an amount and form acceptable to the BANK shall also have been disclosed.

     (i) The BANK shall have received such other customary documents as the BANK shall reasonably have requested.

     6.06 All closing documents prepared to close the REAL ESTATE LOAN contemplated hereby shall be in form and contain terms and provisions consistent with this Article VI and as reasonably required by counsel to the BANK.

     6.07 Whether or not the REAL ESTATE LOAN is closed, all costs and expenses incurred in connection with the transaction, including, but not limited to, attorney's fees, title insurance and endorsement premiums, appraisals, surveys, recording fees, documentary stamps, any taxes, brokerage commissions, and any and all other reasonable out-of-pocket expenses incurred by the BANK in the ordinary course in connection with the REAL ESTATE LOAN shall be paid by the BORROWER.

     6.08 While the REAL ESTATE LOAN remains outstanding, no portion of the REAL ESTATE PREMISES may be sold. While the LOAN remains outstanding, there shall be no other liens on the REAL ESTATE granted by the BORROWER except such as granted to the BANK hereunder.

     6.09 (a) The REAL ESTATE LOAN shall bear interest at the rate of six and 81/100% (6.81%) per annum from the date of the REAL ESTATE CLOSING until August 31, 1999. Thereafter it shall bear interest at the PRIME RATE unless there shall be an election as provided below.

     (b) If the BORROWER wishes to convert the REAL ESTATE LOAN from PRIME RATE PRICING or what would be PRIME RATE PRICING but for an election as provided herein to LIBOR RATE PRICING or if the BORROWER wishes to continue to pay interest at the LIBOR RATE after the end of a current INTEREST PERIOD as the case may be, BORROWER shall give an irrevocable request to the BANK which must be received by the BANK not later than 10:00 a.m., Boston time, two (2) BANKING DAYS before the CONVERSION DATE, or the last day of any current INTEREST PERIOD requesting that interest rate be so converted to or continued as the case may be and the requested CONVERSION DATE of the request is to convert from PRIME RATE PRICING. The request shall specify the duration of the INTEREST PERIOD applicable to the conversion or continuance.

     (c) If the BORROWER wishes to convert the REAL ESTATE LOAN from PRIME RATE PRICING or LIBOR RATE PRICING to TREASURY RATE PRICING, BORROWER shall give an irrevocable request to the BANK which must be received by the BANK not later than 10:00 a.m., Boston time, two (2) BANKING DAYS before the desired CONVERSION DATE, or the last day of any current INTEREST PERIOD requesting that interest rate be so converted and the requested CONVERSION DATE if the request is to convert from PRIME RATE PRICING. Notwithstanding any other provision hereof, once TREASURY RATE PRICING is elected, it shall be for the balance of the term of the REAL ESTATE LOAN.

     (d) No such election to pay any rate other than the PRIME RATE shall be given effect if on the date of election or the date on which such election would be given effect, there exists any DEFAULT or EVENT OF DEFAULT.

                                   ARTICLE VII

                         INTEREST, FEES AND COMPUTATION

     7.01 The BORROWER will pay interest on the daily outstanding unpaid balance of principal of the ADVANCES at the following rates:

          (a)  On PRIME RATE ADVANCES, the PRIME RATE; and

          (b)  On LIBOR RATE ADVANCES, the LIBOR RATE.

     7.02 Interest on the unpaid balance of the ADVANCES shall be paid on each INTEREST PAYMENT DATE and upon the TERMINATION DATE or upon acceleration.

     7.03 The BORROWER will pay interest on the TERM LOAN BALANCE at the PRIME RATE unless BORROWER shall have made an election to pay at the TREASURY RATE or LIBOR RATE as permitted in Section 4.05 in which case interest shall be payable at the rate so elected.

     7.04 The BORROWER shall pay with interest on the daily outstanding unpaid balance of the INTERIM LOAN at the PRIME RATE, all such interest to be paid at maturity or upon earlier acceleration.

     7.05 The BORROWER will pay interest on the REAL ESTATE LOAN BALANCE at the PRIME RATE unless BORROWER shall have made an election to pay at the TREASURY RATE or LIBOR RATE as permitted in Section 6.09 in which case interest shall be payable at the rate so elected.

     7.06 Interest shall be paid on the REAL ESTATE LOAN, the INTERIM LOAN and the TERM LOAN at the rates herein provided until each of them shall be paid in full and shall be payable on each INTEREST PAYMENT DATE.

     7.07 The BORROWER will also pay to the BANK on demand such standard and regular charges as the BANK makes with respect to commercial letters of credit, including, without limitation insurance negotiation and acceptance fees.

     7.08 BORROWER shall pay to BANK a commitment fee (the "Commitment Fee") for the period commencing on the date hereof, to and including the earlier of the TERMINATION DATE or acceleration of the CREDIT BALANCE equal to one eighth of one percent (.125%) per annum (computed daily on the basis of the actual number of days elapsed over a 360 day year) on the amount by which the REVOLVING CREDIT COMMITMENT AMOUNT exceeds the CREDIT BALANCE. The Commitment Fee shall be payable monthly in arrears and on the TERMINATION DATE.

     7.09 In the event any payment of principal or interest, fee, or other amount payable by the BORROWER under the FINANCING AGREEMENTS shall not be paid when due and shall remain unpaid for ten (10) days thereafter, the BORROWER shall pay interest with respect thereto commencing as of the date such payment was initially due at a per annum rate equal to the sum of (x) the rate of interest in effect on the due date of such payment, and (y) four percent (4%) per annum. In the event that BORROWER shall default under terms of the L/C Application, amounts due from BORROWER shall bear interest at a rate equal to
(a) PRIME RATE plus (b) three percent (3%) per annum payable daily.

     7.10 All rates of interest based on the PRIME RATE shall change immediately upon the date upon which a change in the PRIME RATE shall become effective.

     7.11 Except as otherwise expressly provided in this Agreement, whenever any payment to be made by the BORROWER hereunder shall be stated to be due on a day other than a BANKING DAY, such payment shall be made on the next succeeding BANKING DAY, and such extension of time shall in such case be included in the computation of such payment.

     7.12 All payments by the BORROWER under this Agreement shall be made without set-off or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any country or any political subdivision thereof or taxing or other authority therein unless the BORROWER is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the BORROWER with respect to any amount payable by it hereunder, the BORROWER will pay to the BANK, on the date on which the said amount becomes due and payable hereunder, such additional amount as shall be necessary to enable the BANK to receive the same net amount which it would have received on such due date had no such obligation been imposed upon the BORROWER. The BORROWER will deliver promptly to the BANK certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the BORROWER hereunder.

     7.13 The BORROWER agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies, excluding, in the case of the BANK, taxes imposed on it by the jurisdiction under the laws of which the BANK is organized or any political subdivision thereof and taxes imposed on its net income and franchise taxes imposed on it, which arise from any payment made by the BORROWER hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, or any other FINANCING AGREEMENT. The BORROWER will indemnify the BANK on demand for the full amount of any such taxes, charges or similar levies paid by the BANK or any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.

     7.14 Without prejudice to the survival of any other agreement of the BORROWER hereunder, the agreements and obligations of the BORROWER contained in Sections 7.13 AND 7.14 shall survive the payment in full of principal of and interest on the LOANS. The BANK agrees to give to the BORROWER notice of any such taxes, charges or similar levies paid by it and for which demand for payment may be made hereunder, and the BORROWER shall have the right to contest the validity or legal assertion thereof; provided, however, that the foregoing shall in no way limit the BORROWER'S obligation to indemnify the BANK as in this Agreement provided.

     7.15 All interest, fees or other charges payable by BORROWER to BANK shall be computed on the basis of a year of three hundred sixty (360) days and for the actual number of days elapsed.

     7.16 INTENTIONALLY DELETED

     7.17 Interest not paid when due shall become a portion of the loans to which they relate and bear interest at the applicable rate until paid in full.

     7.18 Upon the occurrence and during the continuance of an EVENT OF DEFAULT, BORROWER hereby authorizes BANK to charge any account maintained by it with BANK for any payment due from BORROWER hereunder or under any of the FINANCING AGREEMENTS. In any of such cases, such authorization, however, does not obligate BANK so to charge nor does it limit BORROWER's obligation to make such payment when due..

     7.19 Each payment to be made by BORROWERS hereunder, whether principal, interest, fees, or of any other kind, shall be paid not later than 2:00 p.m. (Boston time) on the day when due to the BANK at its principal office in Boston, Massachusetts in DOLLARS and in immediately available funds.

     7.20 The BANK shall calculate all interest rates arising and all interest and fees due hereunder.

     7.21 In the event that the BORROWER shall, before the due date therefor, prepay all or any portion of the TERM LOAN or REAL ESTATE LOAN which is subject to TREASURY RATE pricing, whether by reason of voluntary prepayment or acceleration, BORROWER shall pay a prepayment charge equal to the BANK'S COST OF FUNDS

REDEPLOYMENT unless such prepayment is made from BORROWER'S EXCESS CASH
FLOW.

     7.22 In addition to and not in limitation of any other provision of this Agreement, BORROWER will, on demand by the BANK at any time, indemnify the BANK against COST OF FUNDS REDEPLOYMENT as a consequence of:

      (a) The breach by the BORROWER of its OBLIGATIONS to borrow a LIBOR RATE ADVANCE on the BORROWING DATE thereof;

      (b) The failure by the BORROWER to pay, punctually on the due date thereof, any amount payable hereunder with respect to a LIBOR RATE ADVANCE;

      (c) The repayment or prepayment of any principal of any LIBOR RATE ADVANCE of the TERM LOAN or the REAL ESTATE LOAN at a time when the said obligation is subject to LIBOR RATE PRICING, on a date other than the due date of such principal, whether due to acceleration or otherwise.

     7.23 COSTS OF FUNDS REDEPLOYMENT shall mean the following:

            (i) any costs incurred by the BANK in carrying funds which were to have been borrowed by the BORROWER or in carrying funds to cover the amount of any overdue principal of or overdue interest thereon;

            (ii) any interest payable by the BANK to lenders of the funds borrowed by the BANK in order to carry the funds referred to in the immediately preceding sub-clause (i); and

            (iii) any losses incurred by the BANK in liquidating or re-employing funds acquired from third parties to effect or maintain the same. The amount (and the computations thereof) of any such losses, costs and expenses shall be determined reasonably by the BANK and set forth in a certificate signed by an officer of the BANK, which certificate shall, save for manifest error, be conclusive and binding upon the BORROWER.

     7.24 Without prejudice to any other rights it may have, the BANK may collect a "late charge" equal to five (5%) percent of any OBLIGATION not paid within fifteen (15) days of the due date thereof.

     7.25 If at any point, during the term of the REVOLVING LOAN, the TERM LOAN or the REAL ESTATE LOAN the LIBOR BASE RATE shall cease to be available then, thereafter, during such period of unavailability, LIBOR RATE ADVANCES and LIBOR RATE PRICING shall cease to be available hereunder.

                                  ARTICLE VIII

                     SECURITY, GUARANTIES AND SUBORDINATION

     8.01 Any and all deposits or other sums at any time credited by or due from BANK to BORROWER shall, at all times constitute security for all OBLIGATIONS and upon and during the continuance of an Event of Default may be set off against any of the OBLIGATIONS at any time when due whether or not security held by BANK is deemed to be adequate.

     8.02 The OBLIGATIONS other than those represented by the TERM NOTE shall be also secured by a first priority, perfected security interest in the COLLATERAL exclusive of the FLEET INVESTMENT PROPERTY pursuant to a security agreement in the form of the SECURITY AGREEMENT. Those OBLIGATIONS represented by the TERM NOTE shall also be secured by a first priority, protected, security interest in the full COLLATERAL including, without limitation, the FLEET INVESTMENT PROPERTY pursuant to the SECURITY AGREEMENT.

     8.03 Upon the closing of the REAL ESTATE LOAN, the OBLIGATIONS shall also be secured by first priority mortgage of the REAL ESTATE in the form of the MORTGAGE which MORTGAGE shall be subject to no LIEN, except LIENS permitted under Section 11.06 hereof.

     8.04 The portion of the OBLIGATIONS evidenced by the TERM NOTE shall be secured by a first priority perfected pledge of the FLEET INVESTMENT PROPERTY pursuant to an agreement satisfactory to the BANK not subject to any LIENS except those permitted pursuant to Section 11.06 hereof. If at any time that the TERM LOAN shall be outstanding the FLEET INVESTMENT PROPERTY shall have a value upon an immediate disposition in a recognized securities market which is less than the unpaid principal of the TERM LOAN BALANCE, then, in any such event the BORROWER shall immediately either (i) increase the said value of the FLEET INVESTMENT PROPERTY pledged to the BANK to an amount at least equal to the TERM LOAN BALANCE or (ii) make a payment in such amount as will reduce the said TERM LOAN BALANCE to an amount equal to such value. With respect to the CONTROL AGREEMENT, the BANK shall not originate "entitlement orders" concerning the "Account" or deliver a "Notice of Exclusive Control" except after the occurance of, and during the continuance of an EVENT OF DEFAULT.

                                   ARTICLE IX

                 WARRANTIES AND REPRESENTATIONS BY BORROWERS

     9.01 The BANK enters into this Agreement in reliance upon the warranties and representations of the BORROWER set forth in this Article, each of which is acknowledged by the BORROWER to be material. Each such warranty and representation shall be deemed to have been newly made on each day BORROWER requests an ADVANCE except to the extent that written notice of a change thereof shall have been given by the BORROWER to the BANK, and such change would not constitute a default or event of default pursuant to Section 12.01(e).

     9.02 The BORROWER is a duly organized and existing corporation under the laws of its state of incorporation and is in good standing under the laws thereof.

     9.03 The BORROWER is duly qualified to do business and is in good standing as a foreign corporation in each state or other jurisdiction where the failure to so qualify would have a material adverse effect on the BORROWER. All such jurisdictions, if any, are listed on Exhibit "9.03".

     9.04 The BORROWER has good title to all properties and assets which it purports to own, as reflected in the CURRENT FINANCIALS, free and clear of all mortgages, liens, pledges, security interests and encumbrances except those in favor of FLEET BANK to secure the indebtedness of BORROWER being refinanced hereby and which shall be paid at the CLOSING, and as set forth on Exhibit 9.04 or permitted by Section 11.06.

     9.05 The BORROWER owns or leases and holds all real and personal property necessary or incidental to the conduct of its businesses, including without limitation, patents, trademarks, service marks, trade names, copyrights and licenses and other rights with respect to the foregoing.

     9.06 All books and records of the BORROWER, including, but not limited to, minute books, by-laws and books of account fairly reflect all matters and transactions which should currently be reflected therein.

     9.07 The BORROWER'S business is limited to the sale of personal property from CATALOGS and activities related thereto (including without limitation the sale of personal property from retail outlet stores).

     9.08 Except as set forth in Exhibit 9.08 and except for the FLEET INVESTMENT PROPERTY, the BORROWER has no subsidiaries nor any investments in the stock or securities of any other corporation, firm, trust or other entity.

     9.09 Except as set forth in Exhibit 9.09, there are no actions, suits, proceedings, or investigations pending or, to the knowledge of BORROWER, threatened against the BORROWER or any of its properties in any court, before any governmental authority, arbitration board, or any other tribunal which, singly or in the aggregate, if decided adversely to BORROWER, would materially and adversely affect the business, properties or condition (whether financial or otherwise) of the BORROWER. BORROWER is not, nor by execution and delivery of the FINANCING AGREEMENTS and performance of the OBLIGATIONS (with or without the passage of time or the giving of notice), will be, in default with respect to any order of any court, governmental authority, arbitration board or other tribunal.

     9.10 BORROWER has furnished to the BANK the financial statements referred to on Exhibit "9.10". Said statements, the "CURRENT FINANCIALS," fairly present the condition of the BORROWER at the dates thereof, all in conformity with GAAP except, in respect of interim statements, with respect to footnotes and subject to customary year end adjustments.

     9.11 Except to the extent reflected or reserved against in the CURRENT FINANCIALS or as set forth on Exhibit "9.11," if any, BORROWER, as of the date of said financial statements, had no material liabilities of any nature, whether accrued, absolute, contingent or otherwise, including, without limitation, tax liabilities, due or to become due, or arising out of transactions entered into or any state of facts existing prior thereto, of a type required by GAAP to be reflected or reserved against on financial statements.

     9.12 Since the date of the CURRENT FINANCIALS and through the date hereof, and except as shown on Exhibit "9.12", there has not been:

      (a) any change in the condition of the BORROWER'S assets or liabilities, other than changes in its ordinary course of business, none of which has been materially adverse.

      (b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the BORROWER'S properties or business;

      (c) any declaration of, setting aside of, or making of a payment or any dividend or other distribution with respect to the BORROWER'S capital stock or any direct or indirect redemption, purchase or other acquisition of any such stock;

      (d)   any materially adverse:

                  (i)   controversy with any labor organization or employees;

                  (ii) claim or controversy involving any federal, state or local government agencies; or

                  (iii) other event or condition affecting the businesses of or properties of the BORROWER.

     9.13 The BORROWER has filed all federal and state income tax returns, excise tax returns and all other tax returns of every kind and nature which are required to be filed by it and has paid all taxes shown to be due on said returns, except where in the future such taxes are being contested in good faith by a appropriate proceedings. To BORROWER's knowledge, no audit or other investigation is presently being conducted with respect to any tax obligation of BORROWER.

     9.14 INTENTIONALLY DELETED

     9.15 The execution and delivery of the FINANCING AGREEMENTS, the borrowing by BORROWER as herein provided, the execution and delivery by them of all instruments, agreements and documents of every kind and nature pursuant hereto and the performance by the BORROWER of the OBLIGATIONS have been duly authorized by the Board of Directors of the BORROWER and, to the extent required by law or otherwise, by stockholders, and the FINANCING AGREEMENTS and all instruments, agreements and documents executed pursuant thereto are valid and binding obligations of the BORROWER enforceable in accordance with their terms, except to the extent that such enforceability may be limited by laws of general application affecting the rights of creditors.

     9.16 There is no provision in the articles of organization, the by-laws, or other charter documents of BORROWER, or any other indenture, contract or agreement to which it is party or by which it is bound, which prohibits the execution and delivery of the FINANCING AGREEMENTS or the performance by the BORROWER of the OBLIGATIONS.

     9.17 No DEFAULT or EVENT OF DEFAULT exists. Neither the nature of BORROWER'S businesses or properties, nor any relationships in connection with the execution or delivery of the FINANCING AGREEMENTS is such as to require a consent, approval, license, permit or authorization of, or filing, registration, or qualification with, any governmental authority on the part of BORROWER as a condition to the execution and delivery of the FINANCING AGREEMENTS or any instrument, agreement or document contemplated hereby, or the performance by the BORROWER of the OBLIGATIONS.

     9.18 Exhibit "9.18" set forth a full list of all patents, patent applications, registered copyrights, and registered trademarks and service marks currently used by the BORROWER.

     9.19 Exhibit "9.19" contains a description of all real property and material personal property which the BORROWER holds under a term of a LEASE, including a description of the property, the date of the LEASE and the identity of the lessor.

                                    ARTICLE X

                              AFFIRMATIVE COVENANTS

     10.01 BORROWER shall furnish to BANK, in form and detail acceptable to
BANK:

      (a)   As soon as practicable and in any event within one hundred twenty
            (120) days after the end of each fiscal year, statements, on an unqualified audit basis of income, retained earnings and cash flow of the BORROWER for such year, and audited balance sheets of the BORROWER as at the end of such year, setting forth in each case in comparative form corresponding figures for the preceding fiscal year from the preceding annual audit, all in reasonable detail and reasonably satisfactory in scope to the BANK and certified by the ACCOUNTANTS whose certificate shall be on an unqualified, audited basis representing an unqualified opinion, all in scope and substance satisfactory to the BANK, and such financial statements shall be prepared in accordance with GAAP.

      (b) As soon as practicable and in any event within forty-five (45) days after the end of each of the first three quarterly period in each FISCAL YEAR, statements of income, retained earnings and cash flow of the BORROWER for the period from the beginning of the current FISCAL YEAR to the end of such quarterly period, and balance sheet of the BORROWER as at the end of such quarterly period, setting forth in each case commencing one year from the date hereof, in comparative form, figures for the corresponding period in the preceding FISCAL YEAR, all in reasonable detail, and such financial statements shall be prepared in accordance with GAAP subject to customary year end adjustments and the absence of footnotes. Such quarterly statements may be prepared internally.

      (c) At the time of delivery of the reports required by Sections 10.01(a) and 10.01(b); a certificate of the Chief Financial Officer, Vice President of Finance or Controller of the BORROWER
            (i) stating that, in his, her or their opinions, if such be the case, there has been and is existing no DEFAULT or EVENT OF DEFAULT hereunder, or if that not be the case, setting forth the details of all such DEFAULT or EVENT OF DEFAULT, and (ii) showing appropriate calculations indicating compliance (or non-compliance) with the covenants set forth in Article XII.

      (d) Monthly, within fifteen (15) days of the end of each month, a certificate signed by BORROWER'S President, Chief Financial Officer, Vice President of Finance or Controller certifying that the REVOLVING LOANS do not exceed the lesser of AVAILABILITY or the REVOLVING LOAN FACILITY AMOUNT and that the L/C
            BALANCES do not exceed the L/C COMMITMENT AMOUNT and that the TERM LOAN BALANCE does not exceed the net market value upon sale (as elsewhere herein provided) of the FLEET INVESTMENT PROPERTY.

      (e) Monthly, within thirty (30) days of the end of each month, a report, certified by the BORROWER'S President, Chief Financial Officer, Vice President of Finance or Controller showing the aging of BORROWER'S INVENTORY.

      (f) Periodically, promptly after filed, copies of all notices to shareholders, all proxies, reports and any other publicly available materials filed with the Securities Exchange Commission and all press releases.

      (g) With reasonable promptness, such other financial data and/or operating data as the BANK may reasonably request in such form as the BANK may reasonably request.

     10.02 The BORROWER will, duly and punctually, pay all interest, principal and all other amounts of money becoming due from it to the BANK and will duly and punctually perform all things on its part to be done or performed under the FINANCING AGREEMENTS.

     10.03 The BORROWER shall, at all times, keep proper books of account which shall at all times fairly reflect its financial condition and in which entries will be made of its transactions in accordance with GAAP to the extent applicable thereto.

     10.04 The BORROWER shall make its books and records available, in its offices, for inspection, examination and copying by the BANK and the BANK'S representatives and will at all reasonable times (and, prior to a DEFAULT or EVENT OF DEFAULT, upon reasonable notice), permit inspection of its books and records and properties by the BANK and the BANK'S representatives.

     10.05 The BORROWER will maintain its corporate existence in good standing. The BORROWER will comply with all laws and regulations of the United States, or any state or states thereof, of any political subdivision thereof and of any governmental authority which may be applicable to it or to its business; provided, however, that a failure so to comply which does not materially and adversely affect its businesses or financial condition shall not be a breach hereof.

     10.06 The BORROWER will pay all real and personal property taxes, assessments and charges and all franchise, income, unemployment, old age benefit, withholding, sales and other taxes assessed against it or payable by it at such times and in such manner to prevent any penalty from accruing or any lien or charge from attaching to its properties. The provisions of this section, however, shall not preclude BORROWER from contesting in good faith any such tax, nor shall there be a default hereunder, by reason of the existence of a lien for taxes not then due provided that the BORROWER shall have set aside on its books reserves certified by the BORROWER to be adequate for the timely satisfaction of such obligations.

     10.07 The BORROWER will put and maintain its properties in good repair, working condition and order, reasonable wear and tear excepted, and from time to time, make all needful and proper repairs, renewals and replacements.

     10.08 The BORROWER will maintain insurance covering such risks and in such minimum amounts as BANK may reasonably require, all such insurance to be in such form and for such periods and written by such companies as shall be reasonably acceptable to BANK. The BANK shall be named as an additional "loss payee" as elsewhere herein provided and the BANK shall receive certified copies of such original policies, if available, and upon the occurrence of an EVENT OF DEFAULT the BANK shall forthwith be provided with and hold the originals of each such policy.

     10.09 The BORROWER will punctually and promptly make when due, after the expiration of all applicable periods of grace or notice, all payments and perform all other obligations which may be required of it with respect to any indebtedness (whether for money borrowed, goods purchased, services rendered or however such indebtedness may arise) owing to persons, firms or corporations other than the BANK, including, without limitation, indebtedness which may be secured by a security interest in assets of the BORROWER or its property and all obligations under the terms of any Leases. The provisions of this Section shall not preclude the BORROWER from contesting in good faith any such indebtedness or obligation. The BORROWER may accept extended payment terms regularly offered by any creditor selling goods to the BORROWER or furnishing services to the BORROWER.

     10.10 The BORROWER shall pay or cause to be paid when due all amounts necessary to fund in accordance with its terms any deferred compensation and/or other employee benefit plans, whether now in existence or hereafter created and whether subject to the applicable provisions of ERISA and all regulations thereunder, and it will not withdraw from participation in, permit the termination or partial termination of, or permit the occurrence of any other event with respect to any deferred compensation plan maintained for the benefit of employees under circumstances that could result in any liability to "PBGC", or any of its successors or assigns, or to the entity which provides funds for such deferred compensation plan. To the extent that BORROWER become subject to the provision of the ERISA, BORROWER will, promptly upon obtaining knowledge thereof, notify the BANK of (i) the occurrence of any "reportable event" described in Section 4043 of ERISA, (ii) receipt of notice of an application by the PBGC to institute proceedings to terminate an employee benefit plan, and
(iii) receipt of notice of any liability pursuant to Section 4202 of ERISA.

     10.11 The BORROWER shall promptly give notice to BANK of the commencement of any suit or proceedings against the BORROWER, in which the amount claimed exceeds Two Hundred and Fifty Thousand and 00/100 Dollars ($250,000.00) unless such liability is fully covered by insurance in effect and the insurer is defending such action without reservation of rights against the BORROWER.

     10.12 Upon the occurrence of any DEFAULT or EVENT OF DEFAULT, BORROWER shall promptly give the BANK notice thereof.

     10.13 The BORROWER will give the BANK not less than thirty (30) days' prior notice of any proposed change in its principal places of business or chief executive offices or the establishment of any other location of COLLATERAL, other than as currently shown on Exhibit 10.13.

     10.14 The BORROWER will give the BANK not less than thirty (30) days' prior notice of any intended change in its corporate name or the adoption of any trade name.

     10.15 In the event of any change in the identification of the directors and statutory officers of the BORROWER as reflected on Exhibit "10.15", the BORROWER shall, within thirty (30) days thereafter, give notice thereof to BANK.

     10.16 The BORROWER shall, as of the date hereof commence to maintain its primary deposit accounts with BANK, from which payments due on LOANS may be deducted.

                                   ARTICLE XI

                               NEGATIVE COVENANTS

     11.01 The BORROWER will not issue evidences of INDEBTEDNESS nor create, assume, become contingently liable for, nor suffer to exist INDEBTEDNESS for borrowed money in addition to indebtedness to the BANK; provided, however, that BORROWER may incur liabilities other than for money borrowed which are incurred or arise in the ordinary course of the BORROWER'S business, and may in any fiscal year of the BORROWER grant purchase money security interests in connection with the purchase of property with a purchase price not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) provided that the amount of INDEBTEDNESS secured by such purchase money security interests shall not exceed the lesser of (i) the purchase price or (ii) the fair market value of the property financed and such purchase money security interest shall not relate to any other assets or property of the BORROWER except the property thereby acquired.

     11.02 The BORROWER shall not make or continue any loans to any individual, firm or corporation, including, without limitation, BORROWER'S, officers and employees except for loans or advances to employees and officers in the ordinary course of the BORROWER'S business not to exceed $100,000.00 at any time.

     11.03 Except as described in Section 9.08, the BORROWER shall not invest in or purchase any stock or securities of any individual, firm, partnership, joint venture or corporation without the BANK'S prior written consent; provided, however, that the BORROWER, without the BANK'S consent may invest in direct obligations of or securities guaranteed by the United States of America or any agency thereof, certificates of deposit or other obligations of the BANK or any other member bank of the Federal Reserve System having assets of not less than One Hundred Million Dollars, prime banker's acceptances, money-market funds, commercial paper of a domestic issue rated either A1 by Standard & Poor's Corporation or P1 by Moody's Investor Service, Inc., and other securities the cost to BORROWER of which do not exceed One Hundred Thousand Dollars ($100,000.00) in the case of any single issuer.

     11.04 The BORROWER will not merge or consolidate or be merged or consolidated with or into any other corporation or entity.

     11.05 Except for sales of INVENTORY in the ordinary course of business, the BORROWER shall not sell or dispose of any of BORROWER'S assets except that the

BORROWER may sell or otherwise dispose of EQUIPMENT which is no longer needed by the BORROWER for the conduct of its business.

     11.06 Except with respect to the BANK as provided herein, the BORROWER shall not grant or suffer to exist, any mortgage, pledge, title retention agreement, security interest, lien or encumbrance with respect to any of its assets, tangible or intangible, whether now owned or hereafter acquired, or subject any of its assets to the prior payment of any indebtedness, or transfer in any manner any of such assets with the intent or purpose, directly or indirectly, of subjecting such assets to the payment of INDEBTEDNESS except (i) landlords', carriers', warehousemans', mechanics' and other similar liens arising by operation of law in the ordinary course of the BORROWER'S businesses;
(ii) liens arising out of pledge or deposits under worker's compensation, unemployment insurance, old age pension, social security, retirement benefits or other similar legislation; (iii) liens in favor of the BANK; (iv) liens for taxes not yet due or which are being contested in good faith by appropriate proceedings and the BORROWER maintain appropriate reserves (reasonably approved by the BANK) in respect thereto; (iv) judgment or prejudgment liens with respect to which there has issued a stay of execution pending appeal or otherwise and as to which the BORROWER maintain appropriate reserves in respect thereto (reasonably approved by the BANK); (vi) easements, rights of way, restrictions and other similar charges or liens relating to real property and not interfering in a material way with the ordinary conduct of the BORROWER'S business; (vii) liens securing the payment of INDEBTEDNESS permitted under Section 11.01 hereof; and (viii) encumbrances on the BORROWER'S property or assets created in connection with the refinancing of INDEBTEDNESS secured by liens on such property permitted hereunder that do not extend to property and assets of the BORROWER not encumbered prior to such refinancing.

     11.07 The BORROWER will not engage in any business other than the business in which it is currently engaged or a business reasonably allied thereto.

     11.08 The BORROWER shall not guaranty, endorse, contingently agree to purchase or otherwise become liable for obligations for borrowed money of any other person, firm partnership, joint venture, corporation or other entity; provided, however, that the provisions of this Section 11.08 shall not preclude the BORROWER from endorsing checks, drafts or other similar items for collection in the ordinary course of business.

     11.09 The BORROWER will not make or enter into any so-called management agreement whereby management, supervision or control of its business or any of its principal functions shall be delegated to any persons other than its duly elected officers and directors.

     11.10 The BORROWER will not change its FISCAL YEAR.

     11.11 The BORROWER will not, for any four (4) consecutive fiscal quarters, permit DEBT SERVICE COVERAGE to be less than 1.25 to 1. Such covenant shall be calculated quarterly based upon the preceding 12 months of operations commencing with the twelve month period year ending June 30, 1997.

     11.12 The BORROWER will not between the CLOSING DATE and December 30, 1997 permit its TANGIBLE NET WORTH to be or become less than Twenty One Million Two Hundred Thousand Dollars ($21,200,000.00) nor at any time in any FISCAL YEAR thereafter permit its tangible net worth to be less than (a) Twenty-One Million Two Hundred Thousand Dollars($21,200,000.00) (b) plus Two Million Dollars

($2,000,000.00) multiplied by the number of whole years which shall have elapsed subsequent to December 31, 1996.

                                   ARTICLE XII

                                EVENTS OF DEFAULT

     12.01 The occurrence of any of the following events shall be an EVENT OF DEFAULT hereunder and under each of the FINANCING AGREEMENTS:

      (a) The REVOLVING LOAN(S) and all accrued interest thereon shall not be paid in full on the TERMINATION DATE.

      (b) The BORROWER shall fail to make a payment of interest or principal on account of the REVOLVING LOAN(S) the INTERIM LOAN, the REAL ESTATE LOAN or the TERM LOAN or any other fee or charge arising under the FINANCING AGREEMENTS within five (5) days of when such payment is due, (or if within any grace period provided therein).

      (c) The BORROWER shall fail to observe or perform any covenants contained in this Agreement other than with respect to the payment of money within TEN (10) days of notice from the BANK or such earlier date as may be necessary to protect the interests of the BANK.

      (d) The BORROWER shall fail to observe any other covenant or agreement contained in any FINANCING AGREEMENT or in any instrument, document or agreement executed pursuant thereto when required or within any grace period provided therein.

      (e) Any written warranty, representation or statement made or furnished to BANK by or on behalf of the BORROWER proves to have been false in any material respect when made or furnished.

      (f) Any event which results in the acceleration of the maturity of the indebtedness of the BORROWER (i) to the BANK, or (ii) to any other party under any indenture, agreement, undertaking or otherwise if the same relates to aggregate INDEBTEDNESS, in excess of $250,000.00.

      (g) Any levy or seizure of any property of the BORROWER in which the amount involved exceeds in the aggregate $250,000.00 and which levy or seizure is not stayed within thirty (30) days and if reasonably required by the BANK adequate security is imposed.

      (h) Any attachment of any property of the BORROWER which attachment secures claim in the aggregate of more than Two Hundred and Fifty Thousand and 00/100 Dollars ($250,000.00) or more and is not discharged within thirty (30) days.

      (i) Dissolution, termination of existence, as the case may be of the BORROWER.

      (j) The BORROWER shall: (i) cease, be unable or admit in writing its, inability to pay its debts as they mature or make a general assignment for the benefit of, or enter into any composition, trust mortgage or other arrangement with creditors; (ii) apply for, or consent (by admission of material allegations of a petition or otherwise) to the appointment of a receiver, trustee or liquidator of the BORROWER or of a substantial part of its assets, or authorize such application or consent, or proceedings seeking such appointment shall be commenced against the BORROWER and continue unstayed and undismissed for sixty (60) days; or (iii) apply for, or consent (by admission of material allegations of a petition or otherwise) to the application of any bankruptcy, reorganization, readjustment of debt, insolvency, dissolution, liquidation or other similar law of any jurisdiction, or authorize such application or consent, or proceedings to such end shall be instituted against the BORROWER and remain unstayed and undismissed for sixty (60) days, be approved as properly instituted or result in adjudication of bankruptcy or insolvency.

     12.02 Upon the occurrence of any EVENT OF DEFAULT, all OBLIGATIONS including, without limitation, the TERM LOAN and the INTERIM LOAN or the REAL ESTATE LOAN, as the case may be shall, at the BANK'S option, become immediately due and payable without notice or demand and the BANK shall have all such rights and remedies as are provided herein or under the other FINANCING AGREEMENTS or at law or in equity.


                                  ARTICLE XIII

                                     NOTICES

     13.01 All communications herein provided shall be in writing and shall be sufficient if (i) sent by United States mail, registered or certified, postage prepaid, (ii) delivered by national courier service which requires receipt evidencing delivery or (iii) sent by confirmed telephone facsimile and addressed as provided in this Article.

     13.02 The addresses to which such communications shall be sent are as follows:

            a)  If intended for the BORROWER, to:

                DM Management Company
                25 Recreation Drive
                Hingham, MA 02043
                Fax:  (617) 740-2408
                Attn:  Olga L. Conley, Vice President of Finance

                with courtesy copies to:

                Foley, Hoag & Eliot, LLP
                One Post Office Square
                Boston, MA 02109
                Fax: (617) 832-7000
                Attn:  David R. Pierson, Esq.

            b)  If intended for BANK to:

                Citizens Bank of Massachusetts
                55 Summer Street
                Boston, MA 02110

                Fax:  (617) 422-8354
                Attn:  Lori B. Leeth, Vice President

                with courtesy copies to:

                Goldstein & Manello, P.C.
                265 Franklin Street
                Boston, MA 02110
                Fax:  617-946-8181
                Attn:  Richard J. Snyder, Esq.

     13.03 The addresses set forth herein may be changed by notice to the other party hereunder.

     13.04 Any notice sent in accordance with the provisions and this Article XIII shall be effective (i) if mailed, on the second BUSINESS DAY, (ii) if delivered by courier service, upon receipt or (iii) if sent by confirmed telephone facsimile, upon transmission.



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


                                   ARTICLE XIV

                                  MISCELLANEOUS

     14.01 The BORROWER will, from time to time, execute and deliver to the BANK all such other and further reasonable instruments and documents and take or cause to be taken all such other and further action as the BANK may reasonably request in order to effect and confirm more securely in the BANK all rights contemplated in this Agreement, and in any other of the FINANCING AGREEMENTS.

     14.02 The BORROWER may take any action herein prohibited or omit to perform any act required to be performed by the BORROWER if the BORROWER shall obtain the BANK'S prior written consent to each such action, or omission to act. No waiver on the BANK'S part on any one occasion shall be deemed a waiver on any other occasion. The BANK shall not be deemed to have waived any of its rights hereunder unless such waiver shall be in writing and duly signed by an authorized officer of the BANK.

     14.03 This Agreement may be amended only by an instrument in writing and duly signed by the BORROWER and an authorized officer of the BANK.

     14.04 All covenants, agreements, representations and warranties contained in this Agreement shall bind the BORROWER and its successors and assigns, and shall inure to the BANK'S benefit and the benefit of the BANK'S successors and assigns, whether expressed or not; provided, however, that the BORROWER may not assign its rights or benefits hereunder.

     14.05 All rights of the BANK hereunder shall be cumulative. The BANK shall not be required to have recourse to any COLLATERAL or other security before enforcing its rights or remedies against the BORROWER. BORROWER hereby waives presentment and protest of any instrument and any notice thereof.

     14.06 If any provisions of this Agreement shall be held to be illegal or unenforceable, such illegality or unenforceability shall relate solely to such provision and shall not affect the remainder of this Agreement.

     14.07 This Agreement shall be construed and enforced as an instrument under seal in accordance with the laws of the Commonwealth of Massachusetts.

     14.08 The captions herein contained are inserted as a matter of convenience only and such captions do not form a part of this Agreement and shall not be utilized in the construction hereof.

     14.09 In the event the BORROWER fails to make any payment or take any action required by this Agreement or any other of the FINANCING AGREEMENTS, BANK may, but shall not be required to, upon prior notice to the BORROWER make such payment or to take, or cause to be taken, such action. If the BANK chooses to make any such payment or to take or cause to be taken any such action, the amount of such payment and the cost of such action shall become part of the OBLIGATIONS, shall be payable upon demand and, until paid in full, shall bear interest at the rate set forth in Section 7.09 hereof.

     14.10 The BORROWER shall pay on demand all reasonable out-of-pocket costs and expenses of every kind and nature, including reasonable attorneys' fees and costs,

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
incurred or expended by the BANK in connection with the preparation of the FINANCING AGREEMENTS, the making of LOANS hereunder, the collection or sale or attempted collection or sale of the COLLATERAL and the protection or supervision thereof and the protection or enforcement of the BANK'S rights hereunder. The BORROWER acknowledges that such supervision will include audits of the BORROWER' business, records, and assets by employees, agents, or other representatives of the BANK but the BORROWER shall not be required for to pay for such audits unless undertaken after EVENT OF DEFAULT shall have occured and while the same shall be continuing.

     14.12 THE BANK, and the BORROWER each irrevocably waive all right to a trial by jury in any proceeding hereafter instituted by or against the BANK or the BORROWER in respect of this Agreement or arising out of any FINANCING AGREEMENTS.

                                   ARTICLE XV

                              CONDITIONS PRECEDENT

     15.01 Unless each of the following conditions are satisfied at the CLOSING, and until each of the following conditions are satisfied, no LOANS or ADVANCES will be made, and the BANK shall have no obligation under this Agreement:

      (a) All instruments and documents required to be executed on or prior to the CLOSING pursuant to the terms hereof shall have been duly executed and delivered.

      (b) The BANK shall hold a valid and perfected security interest in the COLLATERAL subject to no other lien, charge, encumbrances or security interest of any kind or nature except as otherwise explicitly provided in this Agreement.

      (c)  The TERM LOAN shall have been made.

      (d)  The INTERIM LOAN shall have been made.

      (e) The BANK shall have received from counsel to the BORROWER opinions satisfactory in form and substance to the BANK.

      (f) The BANK shall have received a certificate from the Clerk or other appropriate recording officer of each of the BORROWER in form and substance satisfactory to the BANK and its counsel, showing the authority of the BORROWER to enter into this LOAN AGREEMENT, to perform the OBLIGATIONS and the specific authority of the persons executing this Agreement and all instruments and documents pursuant hereto so to execute. The BANK shall have received certified copies of the Articles of Organization (or other charter documents) and By-Laws of the BORROWER.

      (g) All policies of insurance described herein or in any other of the FINANCING AGREEMENTS, have been obtained, be in full force and effect, and shall show BANK as an addiitional loss payee. The BANK shall have received a binder with respect to each such policy showing compliance herewith. Such policies shall not be cancelled except upon thirty (30) days advance written notice to BANK.

      (h) The BANK shall have received such certificates from public officials with respect to the corporate existence of each of the corporations constituting the BORROWER and its qualification to do business and good standing, as the BANK may reasonably require.

      (i) BANK shall have received such other and further documents and instruments as BANK may reasonably require.

                                  ARTICLE XVI

                                    CLOSING

     16.01 All instruments and documents to be executed pursuant hereto shall be executed and delivered at a CLOSING to be held on June 5, 1997 at the offices of Goldstein & Manello, P.C., 265 Franklin Street, Boston, Massachusetts, or at such other place and time as the parties may hereafter, in writing, agree.

                                  ARTICLE XVII

                                   TERMINATION

     17.01 Upon the TERMINATION DATE, all obligations of BANK to make ADVANCES shall terminate, and the CREDIT BALANCE shall become immediately due and payable in full without notice or demand.

     17.02 Notwithstanding the passage of the TERMINATION DATE, and the payment of the CREDIT BALANCE, until all OBLIGATIONS shall have been fully paid, performed and satisfied, all rights of BANK arising under this Agreement and other FINANCING AGREEMENTS shall continue, and all obligations of BORROWER arising under this Agreement and the other FINANCING AGREEMENTS shall continue.

     17.03 BANK in its sole discretion, from time to time may extend the TERMINATION DATE by written notice to BORROWER. BANK may condition any such extension on such matters that it determines appropriate. BANK is in no way obligated to extend or to consider extending the TERMINATION DATE.

                                  ARTICLE XVIII

                      INCONSISTENCY IN FINANCING AGREEMENTS

     18.01 In the event that in any provision of the other FINANCING AGREEMENTS, is inconsistent with a provision of this Loan Agreement, then and in such event, the provisions of this instrument shall control.

     18.02 The existence of a provision in the other FINANCING AGREEMENTS which are not present in this Revolving Line of Credit and Loan Agreement shall not be deemed to be an inconsistency,

     IN WITNESS WHEREOF, the parties hereto have set their hands and seals as of the date first above written.

                              DM MANAGEMENT COMPANY


                              By: /s/ Olga L. Conley
                                  ---------------------------------------------
                                  Olga L. Conley, its Vice President of Finance



                              CITIZENS BANK OF MASSACHUSETTS


                              By: /s/ Lori B. Leeth, VP
                                  ---------------------------------------------
                                     Lori B. Leeth, Vice President